PROMISSORY NOTE

Borrower:	XLNT VETERINARY CARE, Inc.	Lender:	HUNTINGTON CAPITAL, L.P.
	15466 Los Gatos Blvd., Suite 109-352		11988 EI Camino Real #160
	Los Gatos, CA 95032		San Diego, CA 92130

Principal Amount:	Interest Rate: 12.000%	Date of Note: November 2, 2005
$1,400,000.00

PROMISE TO PAY. XLNT VETERINARY CARE, Inc. (“Borrower”) promises to pay to HUNTINGTON CAPITAL, L.P. (“Lender”), or order, in lawful money of the United States of America, the principal amount of One Million Four Hundred Thousand Dollars ($1,400,000.00), together with interest at the rate of 12.000% per annum on the unpaid principal balance from the date of each advance, until paid in full.

PAYMENT. Borrower will pay this loan in sixty (60 payments. Commencing December 1, 2005, and continuing on the first day of each month after that, Borrower will pay forty-two (42) regular monthly payments of accrued, unpaid interest. Commencing June 1, 2009, and continuing on the first day of each month after that, Borrower will pay seventeen (17) monthly payments of accrued, unpaid interest, plus principal in the sum of Nineteen Thousand Four Hundred Forty-four Dollars ($19,444.00). Borrower’s final payment will be due November 1, 2010 and will be for all principal and all accrued interest not yet paid. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. Interest on this Note is computed on a 30/360 simple interest basis; that is, with the exception of odd days in the first payment period, monthly interest is calculated by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by a month of 30 days. Interest for the odd days is calculated on the basis of the actual days to the next full month and a 360-day year. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

PREPAYMENT FEE; MINIMUM INTEREST CHARGE. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. This Note may not be prepaid in the first two years from the Date of the Note. Borrower understands that Lender is entitled to a Prepayment Charge as described below. The Prepayment Charge, if any, shall be due in the event of voluntary or involuntary prepayment in full or in part, whether due to acceleration by the Lender or otherwise. If for any reason there is a prepayment of the Note within two years of the loan term, the Prepayment Charge is three percent (3%) of the principal amount of the repayment plus the amount of interest that would accrue on the principal amount of the repayment for twenty-four months less the interest actually paid. The Prepayment Charge shall be three percent (3.0%) of the principal amount of the prepayment during the third year of the loan term. There shall be no Prepayment Charge after the third year of the loan term. Partial prepayment is subject to the Prepayment Charge. The Prepayment Charge shall be payable at the time of prepayment and is in addition to accrued interest. Borrower’s initials _______ Commencing three years after the Date of the Note, Borrower may pay all or a portion of the amount owed earlier than it is due without penalty. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.

LATE CHARGE. If a payment is 10 days or more late, and without waiving any events of default, Borrower will be charged 2.000% of the regularly scheduled payment or $50.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon Borrower’s failure to pay all amounts declared due pursuant to this section, including failure to pay upon final maturity, and in addition to any Late Charge, Lender, at its option, may, if permitted under applicable law, increase the interest rate on this Note to 17.50% per annum, effective as of the date of the breach or default. Subject to any right of Lender to increase the interest rate on this Note in the event of a breach or other default, the interest rate will continue at the stated Note rate.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

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Payment Default. Borrower fails to make any payment within five (5) business days of when due under the Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform their respective obligations under this Note or any of the related documents.

Environmental Default. Failure of any party to comply with or perform when due any term, obligations, covenant or condition contained in any environmental agreement executed in connection with any Loan.

False Statements. Any warranty, representation, or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Agreement, the Note, or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), any shareholder withdraws from Borrower, or any other termination of Borrower’s existence as a going business or the death of any shareholder, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender in good faith believes the prospect of payment or performance of the Note is impaired.

Cure Provisions. If any default, other than a default in payment which shall not be considered a default if paid within five (5) business days of when due, is curable and if Borrower has not been given a notice of a breach of the same provision of the Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (a) cures the default within fifteen (15) days; or (b)) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and the Borrower will pay that amount. Lender shall also have all other rights available under the Related Documents, at law, or in equity upon any event of default.

RIGHT OF SETOFF. Borrower grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower’s rights, title, and interest in and to, Borrower’s accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, after the

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occurrence of a default hereunder and to the extent permitted by applicable law, to charge or setoff all sums owing on this Note against any and all such accounts.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW AND VENUE. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of California. This Note has been accepted by Lender in the State of California. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of San Diego County, State of California.

WAIVER OF JURY TRIAL. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $15.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

CALIFORNIA UNIFORM COMMERCIAL CODE DEFINITIONS. All terms used herein, if not otherwise specifically defined, shall have the meaning defined by the current or any future version of the California Uniform Commercial Code, as revised, amended, or modified.

AGENCY. Nothing in this Agreement shall be construed to constitute the creation of a partnership or joint venture between Lender and borrower or any contractor. Lender is not an agent or representative of Borrower. This Agreement does not create a contractual relationship with and shall not be construed to benefit or bind Lender in any way with or create any contractual duties by Lender to any contractor, subcontractor, materialman, laborer, or any other person.

NO CHANGE IN JURISDICTION. Borrower will not change its jurisdiction of organization without prior notice to Lender.

OTHER DEFAULT WITH LENDER. In the event Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement in favor of Lender that may materially affect any of Borrower’s property or Borrower’s ability to repay the Note or any of the Related Documents, it shall be considered an event of Default (“Event of Default”) under the Note.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS: Lender may delay or forego enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

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BORROWER:	XLNT VETERINARY CARE, INC.
a Delaware corporation

By:

Robert Wallace, Chief Executive Officer